EXHIBIT 99.1


                     UNION TEXAS PETROLEUM
                           (LETTERHEAD)

NEWS RELEASE

Contact:    Carol L. Cox
            (713) 968-2714

         UNION TEXAS PETROLEUM SECONDARY OFFERING
               PRICED AT $22.125 PER SHARE


     Houston, May 19, 1995 -- Union Texas Petroleum Holdings, Inc. (NYSE: UTH) announced today the secondary public offering at $22.125 per share of 10 million shares of the 33.3 million shares of the company's common stock owned by partnerships affiliated with Kohlberg Kravis Roberts & Co. (KKR). Union Texas will not receive any proceeds from the offering. In addition, the KKR partnerships have granted the underwriters an option to purchase up to an additional 1.5 million shares to cover over-allotments, if any. Upon completion of the offering, the KKR partnerships will own approximately 27%
(or 25% if the underwriters exercise their over-allotment option in full) of Union Texas' outstanding common stock. As of March 31, 1995, Union Texas had approximately 87.7 million shares of common stock outstanding.

     The shares are being offered concurrently in the United States and internationally. The offering is being managed by Salomon Brothers Inc (books), CS First Boston, Goldman, Sachs & Co. and Merrill Lynch & Co. Copies of the prospectus relating to the secondary offering may be obtained from Salomon Brothers Inc, 7 World Trade Center, New York, New York 10048, (212) 783-7000.

     One of the largest independent producers located in the U.S., Houston-based Union Texas Petroleum Holdings, Inc. (NYSE: UTH) explores for and produces oil and gas overseas primarily in the U.K. North Sea, Indonesia and other strategic areas. The company has petrochemical operations in Louisiana.



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